Exhibit 5.1

DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
www.dlapiper.com
T 858.677.1400
F 858.677.1401

March 27, 2015

Neothetics, Inc.

9171 Towne Centre Drive, Suite 270

San Diego, CA 92122

Ladies and Gentlemen:

We have acted as legal counsel for Neothetics, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), (i) 546,852 shares of the Company’s common stock reserved for issuance under the Company’s 2014 Equity Incentive Plan and (ii) 136,713 shares of the Company’s common stock reserved for issuance under the Company’s 2014 Employee Stock Purchase Plan (together, in total, the “Shares”). The Company’s 2014 Equity Incentive Plan shall be referred to herein as the “2014 Incentive Plan,” and the Company’s 2014 Employee Stock Purchase Plan shall be referred to herein as the “2014 Purchase Plan.”

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the law of the State of California, the corporation law of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such review, subject to the assumptions stated above and relying on the statements of fact contained in the documents, instruments, records, certificates, statements and representations described above, and assuming that the purchase or exercise price is at least equal to, and the Company receives property or cash or any other benefit authorized by the Company’s Board of Directors at least equal to, the par value of the Shares, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the 2014 Incentive Plan and in accordance with the Registration Statement, or (b) the provisions of stock purchase agreements duly authorized under the 2014 Incentive Plan or the 2014 Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied upon for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Respectfully submitted,
/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)